Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-238917 and No. 333-260668) on Form S-8 and S-3, respectively, of our reports dated February 16, 2023, with respect to the consolidated financial statements of ZoomInfo Technologies Inc. and subsidiaries and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Portland, Oregon
February 16, 2023